News Release
Tupperware Brands Corp.
14901 S. Orange Blossom Trail
Orlando, FL 32837
Investor Contact: Lien Nguyen (407) 826-4475

Tupperware Brands Reports Fourth Quarter 2015 Results
Declares Regular Quarterly Dividend

•	Fourth quarter sales up 2% in local currency+ and down 13% in dollars.

•
GAAP diluted E.P.S. $1.15 versus $1.63 prior year, down 9% in local currency and down 29% in dollars. Adjusted*, diluted E.P.S. $1.35, down 1% in local currency and down 22% in dollars. Two cents below guidance range including an additional 5 cents negative impact from exchange rates versus October guidance.

•	South America sales up 22% in local currency and down 17% in dollars, driven by Brazil, up 22% in local currency.

•	Tupperware North America segment sales up 16% in local currency and up 6% in dollars. Both Tupperware Mexico, and United States and Canada up double-digits in local currency.

•	Board of Directors declares quarterly dividend of 68 cents per share.

Orlando, Fla., January 27, 2016 - (NYSE: TUP) Tupperware Brands Corporation today announced fourth quarter 2015 operating results.

Rick Goings, Chairman and CEO, commented, "We had a disappointing quarter as we lapped a tough comparison and continued to see an impact from economic and political headwinds in many of our units. While I don't want to take away from the strong performances in a number of units, our internal actions did not overcome the impact of worse than expected externals in some of our units."

Goings continued, "Given today’s environment, we’re making some defensive moves to allow us to perform financially and to play better offense in implementing our growth strategies. We remain confident the strong fundamentals of our business model coupled with these actions will set a path to success for our 3.1 million global sales force, our associates and for delivery of value to our shareholders.”

Fourth Quarter Executive Summary

•
Fourth quarter 2015 net sales were $592.1 million up 2% in local currency and down 13% in dollars. Emerging markets**, accounting for 63% of sales, achieved a 4% increase in local currency. The most significant contributions to the fourth quarter growth were in Argentina, Brazil, China, and Tupperware Mexico. Established markets were down 1% in local currency, primarily from France and Italy, partially offset by good performance in Germany and Tupperware United States and Canada.

•
GAAP net income of $58.1 million, was down 29% versus prior year net income of $82.3 million. Excluding the impact of foreign currency rates on the comparison, adjusted net income was down 1% versus prior year. Adjusted diluted earnings per share of $1.35 was 2 cents below the October outlook range including an additional negative 5 cent impact versus 2014 compared with the guidance from changes in foreign exchange rates. Adjusted earnings per share was down 22% versus last year in dollars, including a negative 36 cent impact from changes in exchange rates on the comparison.

•
Total sales force of 3.1 million was up 5% versus prior year at the end of the quarter, and there were 2% more active sellers in the quarter, the third consecutive quarter with a year-over-year active seller increase.

Fourth Quarter Business Highlights

Europe: Strong increases by the two South African businesses and Germany, offset by France, Italy and Turkey
•Segment sales were down 3% in local currency (down 18% in dollars).

•
Emerging markets were down 2% in local currency. Tupperware South Africa, up 14% and Avroy Shlain in South Africa, up 16% both with higher active sellers, offset by Turkey, down 25% from lower productivity including impacts related to the external environment.

•	Established markets were down 3% in local currency. Germany, up 9%, was offset by France, down 11% and Italy, down 15%.

Asia Pacific: China up double-digits offset by results in Indonesia, Korea, and Malaysia/Singapore

•	Sales for the segment were down 3% in local currency (down 13% in dollars).

•
Emerging Markets were down 4% in local currency. China, up 18% was offset by Indonesia, down 4%, Malaysia/Singapore, down 13%, and Korea, down 21% from lapping business to business sales from last year.

•	Established markets were down 1% in local currency compared with prior year. Nutrimetics Australia and New Zealand, up 10% on higher sales force activity, offset by Tupperware Japan, down 14%.

Tupperware North America: Both Tupperware Mexico and Tupperware United States and Canada leveraged strong fundamentals, growing segment sales in local currency by 16%

•	Segment sales up 16% in local currency (up 6% in dollars). Tupperware Mexico sales up 25% on higher activity and productivity. Sales force size up 7% compared with prior year.

•	Tupperware United States and Canada local currency sales were up 10% on a double-digit increase in active sellers. Sales force size closed 16% above prior year.

Beauty North America: Segment sales were down 6% in local currency (down 19% in dollars)

•	BeautiControl local currency sales down 13% from lower sales force activity in light of sales force compensation changes in the second quarter.

•	Fuller Mexico sales were down 4% in local currency from the prior year reflecting lower sales force additions and activity. Total sales force size down 3% at the end of the year.

South America: Leveraged 5% larger sales force for higher volume along with inflation driven price increases

•
Segment sales up 22% in local currency (down 17% in dollars), driven by increases in Argentina and Brazil. Brazil was up 22% in local currency, reflecting higher volume from a large sales force size advantage and some pricing.

•	Argentina was up 48% in local currency, primarily due to inflation related higher prices.

•
Segment's active sales force was up 1%. The 21 point difference between the local currency sales and active seller comparisons primarily reflected the higher prices throughout the segment as well as improved productivity and a mix shift toward Brazil that has a larger than average order size.

2016 Outlook (Unaudited)

Based on current business trends and foreign currency rates, the Company's first quarter and fiscal 2016 full year guidance is provided below.

Company Level

	13 Weeks Ending		13 Weeks	53 Weeks Ending		52 Weeks
	Mar 26, 2016		Ended	Dec 31, 2016		Ended
	Low	High	Mar 28, 2015	Low	High	Dec 26, 2015

USD Sales Growth vs Prior Year	(12)%	(10)%	(12)%	(6)%	(4)%	(12)%
GAAP EPS	$0.74	$0.79	$0.59	$3.81	$3.91	$3.69
GAAP Pre-Tax ROS	9.7%	10.2%	7.1%	11.9%	12.0%	11.4%

Local Currency+ Sales Growth vs Prior Year	1%	3%	3%	3%	5%	4%
EPS Excluding Items*	$0.81	$0.86	$1.02	$4.07	$4.17	$4.37
Pre-Tax ROS Excluding Items*	10.7%	11.1%	11.8%	12.8%	12.9%	12.8%

FX Impact on EPS Comparison (a)	($0.23)	($0.23)		($0.58)	($0.58)

(a)	Impact of changes in foreign currency versus prior year are updated monthly and posted at: Tupperware Brands Foreign Exchange Translation Impact Update.

Full Year 2016

•	Fiscal year includes a 53rd week estimated to have a positive impact on the year-over-year comparison of 1 point.

•	Tax rate excluding items is expected to be 25.5%, and 24.8% on a U.S. GAAP basis.

•	Excludes land sales that may occur.

Segment Level

•
For the full year, sales in local currency are expected to be about even in Europe and Beauty North America, up low-single digit in Asia Pacific, up 6-8% in Tupperware North America and to increase in the mid-to-high teens in South America.

•	Pre-tax profit in each segment in local currency is expected to improve by about 25% of incremental sales in local currency.

Dividend Declaration

The Company's Board of Directors declared today the Company's regular quarterly dividend. The dividend declared was 68 cents per share, even with the previous quarter. It is payable on April 4, 2016 to shareholders of record as of March 18, 2016.

* See Non-GAAP Financial Measures Reconciliation Schedules.
** The Company classifies Established Market Units as those operating in Western Europe, including Scandinavia, the United States, Canada, Australia and Japan and its remaining units as Emerging Market Units.
+ Local currency changes are measured by comparing current year results with those of the prior year translated at the current year's foreign exchange rates.

Fourth Quarter Earnings Conference Call

Tupperware Brands will conduct a conference call today, Wednesday, January 27, 2016, at 8:30 am Eastern time. The conference call will be webcast and accessible, along with a copy of this news release, on www.tupperwarebrands.com.

Tupperware Brands Corporation, through an independent sales force of 3.1 million, is the leading global marketer of innovative, premium products across multiple brands utilizing a relationship based selling method. Product brands and categories include design-centric preparation, storage and serving solutions for the kitchen and home through the Tupperware brand and beauty and personal care products through the Avroy Shlain, BeautiControl, Fuller Cosmetics, NaturCare, Nutrimetics, and Nuvo brands.

The Company's stock is listed on the New York Stock Exchange (NYSE: TUP). Statements contained in this release, which are not historical fact and use predictive words such as "outlook", “guidance”, “expects” or "target" are forward-looking statements.  These statements involve risks and uncertainties that include recruiting and activity of the Company's independent sales forces relating to governmental actions and otherwise, the success of new product introductions and promotional programs, governmental approvals of materials for use in food containers and beauty and personal care products, the success of buyers in obtaining financing or attracting tenants for commercial and residential developments, the effects of economic and political conditions generally and foreign exchange risk in particular and other risks detailed in the Company's periodic reports as filed in accordance with the Securities Exchange Act of 1934 as amended.

The Company updates each month the impact of changes in foreign exchange rates versus the prior year, posting it on, Tupperware Brands Foreign Exchange Translation Impact Update. Other than updating for changes in foreign currency exchange rates, the Company does not intend to update forward-looking information, except through its quarterly earnings releases, unless it expects diluted earnings per share for the current quarter, excluding items impacting comparability and changes versus its guidance of the impact of changes in foreign exchange rates, to be significantly below its previous guidance.

Non-GAAP Financial Measures

The Company has utilized non-GAAP financial measures in this release, which are provided to assist readers' understanding of the Company's results of operations. These amounts, identified as items impacting comparability, at times materially impact the comparability of the Company's results of operations. The adjusted information is intended to be indicative of Tupperware Brands' primary operations, and to assist readers in evaluating performance and analyzing trends across periods. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP.

The non-GAAP financial measures exclude gains from the sale of property, plant and equipment and insurance settlements related to casualty losses, inventory obsolescence in conjunction with decisions to exit or significantly restructure businesses, asset retirement obligations, re-engineering and fixed asset impairment charges and beginning in 2015 pension settlements.  While the Company is engaged in a multi-year program to sell land adjacent to its Orlando, Florida headquarters, and also disposes of other excess land and facilities periodically, these activities are not part of the Company's primary business operations.  Additionally, amounts recognized in any given period are not indicative of amounts that may be recognized in any particular future period.   For this reason, these amounts are excluded as indicated.  The Company excludes significant charges related to casualty losses caused by significant weather events, fires or similar circumstances. It also excludes any related gains resulting from the settlement of associated insurance claims. While these types of events can and do recur periodically, they are excluded from indicated financial information due to their distinction from ongoing business operations, inherent volatility and impact on the comparability of earnings across quarters. Also, the Company periodically records exit costs accounted for using the applicable accounting guidance for exit or disposal cost obligations and other amounts related to rationalizing its supply chain operations and other restructuring activities, including upon liquidation of operations in a country the recognition in income of amounts previously recorded in equity as a cumulative translation adjustment, and pension settlements, and believes these amounts are similarly volatile and impact the comparability of earnings across quarters. Therefore, they are also excluded from indicated financial information to provide what the Company believes represents a useful measure for analysis and predictive purposes.

The Company believes that excluding from reported financial information costs incurred in connection with a significant change in its capital structure that is of a nature that would be expected to recur sporadically, also provides a useful measure for analysis and predictive purposes. The Venezuelan government over the last several years has severely restricted the ability to translate bolivars into U.S. dollars and has mandated at various levels the exchange rate for U.S. dollars. Due to the sporadic timing and magnitude of changes in the mandated exchange rates, the Company’s non-GAAP measures exclude for analysis and predictive purposes, the impact from devaluations on the bolivar denominated net monetary assets and other balance sheet positions that impact near term income since they appear in the income statement at the exchange rate at which they were originally translated rather than the exchange rate at which current operating activity is being translated, as well as gains from obtaining U.S. dollars at exchange rates more favorable than those at which the bolivars were last recorded.

The Company has also elected to present financial measures excluding the impact of amortizing the purchase accounting carrying value of certain definite-lived intangible assets, primarily the value of its Fuller trade name recorded in connection with the Company's December 2005 acquisition of the direct selling businesses of Sara Lee Corporation.  The amortization expense related to these assets will continue for several years.  Similarly, in connection with its evaluation of the carrying value of acquired intangible assets and goodwill, the Company has periodically recognized impairment charges.  The Company believes that these types of non-cash charges will not be representative in any single reporting period of amounts recorded in prior reporting periods or expected to be recorded in future reporting periods. Therefore, they are excluded from indicated financial information to also provide a useful measure for analysis and predictive purposes.

As the impact of changes in exchange rates is an important factor in understanding period-to-period comparisons, the Company believes the presentation of results on a local currency basis, in addition to reported results, helps improve readers' ability to understand the Company's operating results and evaluate performance in comparison with prior periods. The Company presents local currency information that compares results between periods as if current period exchange rates had been the exchange rates in the prior period. This includes the translation impact on sales and earnings from currency devaluations. The Company uses results on a local currency basis as one measure to evaluate performance. The Company generally refers to such amounts as calculated on a local currency basis, as restated or excluding the impact of foreign currency. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a local currency basis may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.

In information included with this release, the Company has referred to Adjusted EBITDA and a Debt/Adjusted EBITDA ratio, which are non-GAAP financial measures used in the Company's credit agreement. The Company uses these measures in its capital allocation decision process and in discussions with investors, analysts and other interested parties and therefore believes it is useful to disclose this amount and ratio. The Company's calculation of these measures is in accordance with its credit agreement, and is set forth in the reconciliation from GAAP amounts in an attachment to this release; however, the reader is cautioned that other companies define these measures in different ways, and consequently they will likely not be comparable with similarly labeled amounts disclosed by others.

###

TUPPERWARE BRANDS CORPORATION
FOURTH QUARTER SALES STATISTICS*
(UNAUDITED)

All Units	Reported Sales Inc/(Dec)%	Restated+ Sales Inc/(Dec)%	Active Sales Force	Inc/(Dec) vs. Q4 '14%		Total Sales Force	Inc/(Dec) vs. Q4 '14%
Europe	(18)	(3)	100,876	8	a	708,486	7
Asia Pacific	(13)	(3)	252,183	(1)		1,123,389	4	b
TW North America	6	16	114,498	20		393,143	9	d
Beauty North America	(19)	(6)	211,465	(5)		430,757	(4)
South America	(17)	22	109,255	1	e	420,116	5
Total All Units	(13)	2	788,277	2		3,075,891	5

Emerging Market Units
Europe	(23)	(2)	69,407	12	a	517,755	10
Asia Pacific	(13)	(4)	214,831	(2)		996,937	4	b
TW North America	5	25	102,218	21		293,477	7	d
Beauty North America	(20)	(4)	188,767	(5)		370,442	(3)
South America	(17)	22	109,255	1	e	420,116	5
Total Emerging Market Units	(14)	4	684,478	2		2,598,727	5

Established Market Units
Europe	(16)	(3)	31,469	(1)		190,731	2
Asia Pacific	(13)	(1)	37,352	6	c	126,452	6
TW North America	6	10	12,280	12		99,666	16
Beauty North America	(14)	(13)	22,698	(11)		60,315	(10)
South America	—	—	—	—		—	—
Total Established Market Units	(10)	(1)	103,799	—		477,164	4

* Sales force statistics as collected by the Company and, in some cases, provided by distributors and sales force. The Company classifies Established Market Units as those operating in Western Europe, including Scandinavia, the United States, Canada, Australia and Japan, and its remaining units as Emerging Market Units. Active Sales Force is defined as the average number of people ordering in each cycle over the course of the quarter, and Total Sales Force is defined as the number of sales force members of the units as of the end of the quarter.
+ Local currency, or restated, changes are measured by comparing current year results with those of the prior year translated at the current year's foreign exchange rates.

Notes
a The decrease in local currency sales in Europe, despite an active seller increase, reflected the curtailment of shipments to Egypt due to slow collections and currency controls. It also reflected, in Turkey, the timing of a promoted period, the nature of activity driving programs used, and smaller order sizes in light of qualifications used and the external environment.
b The decrease in active sellers, despite a total seller increase in Asia Pacific emerging markets, reflected most significantly a larger advantage in total than active sellers in the Philippines. There were good sales force additions in the quarter in the Philippines, which impacted the active seller comparison as this group is onboarded into the business. As well, there was some impact on supply to outer islands due to government restrictions related to the Asia Pacific Economic Cooperation conference held in the country. Based on its model, the Philippine business has an outsized impact on the active seller comparison in relation to its sales.
c More active sellers with lower sales in Asia Pacific established markets primarily reflected a mix shift in the quarter toward the segment's beauty businesses that have lower than average order sizes.
d The larger increase in active sellers compared with total sellers in Tupperware North America emerging markets reflected good results under Tupperware Mexico's onboarding approach, along with its product and promotional programs to spur activity.
e The much higher local currency sales increase in South America, compared with the increase in active sellers, primarily reflected price increases throughout the segment and increased productivity in Brazil, as well as a mix shift away from Venezuela that has a lower than average order size and toward Brazil that has a larger than average order size.

TUPPERWARE BRANDS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(In millions, except per share data)	13 Weeks Ended		52 Weeks Ended
	Dec 26, 2015	Dec 27, 2014	Dec 26, 2015	Dec 27, 2014
Net sales	$592.1	$679.9	$2,283.8	$2,606.1
Cost of products sold	191.2	227.5	744.4	884.0
Gross margin	400.9	452.4	1,539.4	1,722.1

Delivery, sales and administrative expense	305.6	331.3	1,217.6	1,346.1
Re-engineering and impairment charges	2.3	2.7	20.3	11.0
Gains on disposal of assets	0.3	0.4	13.7	2.7
Operating income	93.3	118.8	315.2	367.7

Interest income	0.9	1.0	2.4	3.0
Interest expense	11.0	10.6	47.6	46.5
Other expense (income), net	1.5	(0.3)	10.1	26.0
Income before income taxes	81.7	109.5	259.9	298.2
Provision for income taxes	23.6	27.2	74.1	83.8
Net income	$58.1	$82.3	$185.8	$214.4

Net income per common share:
Basic earnings per share	$1.16	$1.65	$3.72	$4.28
Diluted earnings per share	$1.15	$1.63	$3.69	$4.20

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(In millions, except per share data)	13 Weeks Ended		Reported	Restated*	Foreign	52 Weeks Ended		Reported	Restated*	Foreign
	Dec 26, 2015	Dec 27, 2014%		%	Exchange	Dec 26, 2015	Dec 27, 2014%		%	Exchange
			Inc (Dec)	Inc (Dec)	Impact*			Inc (Dec)	Inc (Dec)	Impact*
Net Sales:
Europe	$159.7	$194.0	(18)	(3)	$(29.9)	$604.9	$730.3	(17)	—	$(125.3)
Asia Pacific	200.7	230.2	(13)	(3)	(23.0)	779.0	849.9	(8)	1	(81.3)
TW North America	95.5	90.4	6	16	(8.0)	353.7	349.9	1	11	(30.4)
Beauty North America	57.7	70.9	(19)	(6)	(9.3)	240.0	290.9	(17)	(6)	(35.9)
South America	78.5	94.4	(17)	22	(30.2)	306.2	385.1	(20)	25	(140.2)
	$592.1	$679.9	(13)	2	$(100.4)	$2,283.8	$2,606.1	(12)	4	$(413.1)

Segment profit (loss):
Europe	$31.7	$43.7	(27)	(14)	$(6.5)	$93.3	$118.2	(21)	(5)	$(19.6)
Asia Pacific	51.2	58.2	(12)	(2)	(5.9)	175.0	191.0	(8)	1	(17.7)
TW North America	18.9	18.9	—	13	(2.2)	67.4	68.3	(1)	12	(8.3)
Beauty North America	(0.9)	0.2	—	(7)	(0.9)	2.3	1.3	82	+	(4.6)
South America	16.7	18.5	(10)	39	(6.4)	46.5	27.1	71	+	(33.8)
	117.6	139.5	(16)	—	(21.9)	384.5	405.9	(5)	20	(84.0)

Unallocated expenses	(23.8)	(18.1)	33	21	(1.7)	(72.8)	(55.9)	31	15	(7.7)
Gains on disposal of assets	0.3	0.4	(29)	(29)	—	13.7	2.7	+	+	—
Re-engineering and impairment charges	(2.3)	(2.7)	(16)	(16)	—	(20.3)	(11.0)	84	84	—
Interest expense, net	(10.1)	(9.6)	5	5	—	(45.2)	(43.5)	4	4	—
Income before taxes	81.7	109.5	(25)	(5)	(23.6)	259.9	298.2	(13)	26	(91.7)
Provision for income taxes	23.6	27.2	(13)	10	(5.8)	74.1	83.8	(12)	21	(22.4)
Net income	$58.1	$82.3	(29)	(10)	$(17.8)	$185.8	$214.4	(13)	28	$(69.3)

Net income per common share (diluted)	$1.15	$1.63	(29)	(9)	$(0.36)	$3.69	$4.20	(12)	30	$(1.36)

Weighted average number of diluted shares	50.5	50.6				50.4	51.0

* 2015 actual compared with 2014 translated at 2015 exchange rates
+ Greater than 100% increase

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

(In millions, except per share data)	13 Weeks Ended Dec 26, 2015				13 Weeks Ended Dec 27, 2014
	Reported	Adj's		Excl Adj's	Reported	Adj's		Excl Adj's
Segment profit (loss):
Europe	$31.7	$0.5	a,b	$32.2	$43.7	$—		$43.7
Asia Pacific	51.2	1.0	a,b	52.2	58.2	0.7	a	58.9
TW North America	18.9	0.4	b	19.3	18.9	—		18.9
Beauty North America	(0.9)	2.0	a,b	1.1	0.2	2.1	a,e	2.3
South America	16.7	1.9	a,c	18.6	18.5	0.4	a,c	18.9
	117.6	5.8		123.4	139.5	3.2		142.7

Unallocated expenses	(23.8)	—		(23.8)	(18.1)	—		(18.1)
Gains on disposal of assets	0.3	(0.3)	d	—	0.4	(0.4)		—
Re-engineering and impairment charges	(2.3)	2.3	e	—	(2.7)	2.7	e	—
Interest expense, net	(10.1)	—		(10.1)	(9.6)	—		(9.6)
Income before taxes	81.7	7.8		89.5	109.5	5.5		115.0
Provision for income taxes	23.6	(2.5)	f	21.1	27.2	1.0	f	28.2
Net income	$58.1	$10.3		$68.4	$82.3	$4.5		$86.8

Net income per common share (diluted)	$1.15	$0.20		$1.35	$1.63	$0.09		$1.72

	52 Weeks Ended Dec 26, 2015				52 Weeks Ended Dec 27, 2014
	Reported	Adj's		Excl Adj's	Reported	Adj's		Excl Adj's
Segment profit:
Europe	$93.3	$0.5	a,b	$93.8	$118.2	$0.1	a	$118.3
Asia Pacific	175.0	2.9	a,b	177.9	191.0	3.1	a,e	194.1
TW North America	67.4	0.4	b	67.8	68.3	—		68.3
Beauty North America	2.3	7.4	a,b	9.7	1.3	10.5	a,e	11.8
South America	46.5	15.4	a,c	61.9	27.1	43.0	a,c	70.1
	384.5	26.6		411.1	405.9	56.7		462.6

Unallocated expenses	(72.8)	—		(72.8)	(55.9)	—		(55.9)
Gains on disposal of assets	13.7	(13.7)	d	—	2.7	(2.7)	d	—
Re-engineering and impairment charges	(20.3)	20.3	e	—	(11.0)	11.0	e	—
Interest expense, net	(45.2)	—		(45.2)	(43.5)	—		(43.5)
Income before taxes	259.9	33.2		293.1	298.2	65.0		363.2
Provision for income taxes	74.1	(1.5)	f	72.6	83.8	4.8	f	88.6
Net income	$185.8	$34.7		$220.5	$214.4	$60.2		$274.6

Net income per common share (diluted)	$3.69	$0.68		$4.37	$4.20	$1.18		$5.38

a Amortization of intangibles of acquired beauty units.
b Pension settlement costs.
c As a result of step devaluations in the Venezuelan bolivar from 6.3 bolivars per U.S. dollar to 10.8, 50 and 172 bolivars per U.S dollar as of the end of March 2014, June 2014 and January 2015 and the ongoing devaluation to 199 bolivars per U.S. dollar as of the end of December 2015, the Company had negative impacts of $1.8 million and $14.9 million in the fourth quarter and December year-to-date periods of 2015 and $0.2 million and $42.4 million in the fourth quarter and December year-to-date periods of 2014.  These amounts related to expense from re-measuring bolivar denominated net monetary assets at the lower exchange rates at the times of devaluations, along with the impact of recording in income amounts on the balance sheet when the devaluations occurred, primarily inventory, at the exchange rates at the time the amounts were purchased, rather than the exchange rates in use when they were included in income. Also includes, in the December year-to-date period of 2014, $5.6 million the Company received for approximately 51 million bolivars at an average exchange rate of 9.1 bolivars per U.S. dollar, which generated an exchange gain of $4.6 million.
d Gains on disposal of assets is primarily from transactions related to land held near the Orlando, FL headquarters.
e In both years, re-engineering and impairment charges were primarily related to severance costs incurred for headcount reduction in several of the Company's operations in connection with changes in its management and organizational structures.  Also included in the year-to-date amounts were a $13.5 million fixed asset impairment in Venezuela in 2015, and in 2014, costs related to the decision to cease operating the Armand Dupree business in the United States, the Nutrimetics business in Thailand and a manufacturing plant in India.
f Provision for income taxes represents the net tax impact of adjusted amounts.

See note regarding non-GAAP financial measures in the attached press release.

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(UNAUDITED)

(In millions)	52 Weeks Ended	52 Weeks Ended
	December 26, 2015	December 27, 2014
Operating Activities:
Net cash provided by operating activities	$227.2	$284.1

Investing Activities:
Capital expenditures	(62.6)	(69.4)
Proceeds from disposal of property, plant & equipment	18.0	7.1
Net cash used in investing activities	(44.6)	(62.3)

Financing Activities:
Dividend payments to shareholders	(138.0)	(135.5)
Repurchase of common stock	(1.5)	(92.3)
Repayment of long-term debt and capital lease obligations	(2.6)	(3.0)
Net change in short-term debt	(36.4)	(2.2)
Debt issuance costs	(0.7)	—
Proceeds from exercise of stock options	16.1	15.7
Excess tax benefits from share-based payment arrangements	6.0	6.3
Net cash used in financing activities	(157.1)	(211.0)

Effect of exchange rate changes on cash and cash equivalents	(22.7)	(61.1)
Net change in cash and cash equivalents	2.8	(50.3)
Cash and cash equivalents at beginning of year	77.0	127.3
Cash and cash equivalents at end of period	$79.8	$77.0

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(In millions)	Dec 26, 2015	Dec 27, 2014
Assets:
Cash and cash equivalents	$79.8	$77.0
Other current assets	463.9	557.5
Total current assets	543.7	634.5

Property, plant and equipment, net	255.6	290.3
Other assets	785.6	855.2
Total assets	$1,584.9	$1,780.0

Liabilities and Shareholders' Equity:
Short-term borrowings and current portion of long-term debt	$162.5	$221.4
Accounts payable and other current liabilities	439.9	523.9
Total current liabilities	602.4	745.3

Long-term debt	608.2	612.1
Other liabilities	211.6	236.8
Total shareholders' equity	162.7	185.8
Total liabilities and shareholders' equity	$1,584.9	$1,780.0

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
January 27, 2016
(UNAUDITED)

	First Quarter	First Quarter
(In millions, except per share data)	2015 Actual	2016 Outlook
		Range
		Low	High
Income before income taxes	$41.2	$50.0	$53.4

Income tax	$11.7	$12.3	$13.2
Effective Rate	28%	25%	25%

Net Income (GAAP)	$29.5	$37.7	$40.2

% change from prior year		28%	36%

Adjustments(1):
Gains on disposal of assets	(0.6)	—	—
Re-engineering and impairment charges	16.2	2.5	2.5
Net impact of Venezuelan bolivar devaluations	9.3	—	—
Acquired intangible asset amortization	2.7	2.6	2.6
Income tax(2)	(5.9)	(1.8)	(1.8)
Net Income (adjusted)	$51.2	$41.0	$43.5

Exchange rate impact(3)	(11.1)	—	—
Net Income (adjusted and 2015 restated for currency changes)	$40.1	$41.0	$43.5

% change from prior year		2%	8%

Net income (GAAP) per common share (diluted)	$0.59	$0.74	$0.79

% change from prior year		25%	34%

Net Income (adjusted) per common share (diluted)	$1.02	$0.81	$0.86

Net Income (adjusted & restated) per common share (diluted)	$0.79	$0.81	$0.86

% change from prior year		3%	9%

Average number of diluted shares (millions)	50.3	50.6	50.6

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2) Represents income tax impact of adjustments on an item-by-item basis
(3) Difference between 2015 actual and 2015 translated at current currency exchange rates

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
January 27, 2016
(UNAUDITED)

	Full Year	Full Year
(In millions, except per share data)	2015 Actual	2016 Outlook
		Range
		Low	High
Income before income taxes	$259.9	$256.1	$262.9

Income tax	$74.1	$63.4	$65.1
Effective Rate	29%	25%	25%

Net Income (GAAP)	$185.8	$192.7	$197.8

% change from prior year		4%	6%

Adjustments(1):
Gains on disposal of assets	$(13.7)	$—	$—
Re-engineering, impairments and pension settlements	21.8	10.0	10.0
Net impact of Venezuelan bolivar devaluations	14.9	—	—
Acquired intangible asset amortization	10.2	10.3	10.3
Income tax(2)	1.5	(7.0)	(7.1)
Net Income (adjusted)	$220.5	$206.0	$211.0

Exchange rate impact(3)	(29.3)	—	—
Net Income (adjusted and 2015 restated for currency changes)	$191.2	$206.0	$211.0

% change from prior year		8%	10%

Net income (GAAP) per common share (diluted)	$3.69	$3.81	$3.91

% change from prior year		3%	6%

Net Income (adjusted) per common share (diluted)	$4.37	$4.07	$4.17

Net Income (adjusted & restated) per common share (diluted)	$3.79	$4.07	$4.17

% change from prior year		7%	10%

Average number of diluted shares (millions)	50.4	50.6	50.6

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2) Represents income tax impact of adjustments on an item-by-item basis
(3) Difference between 2015 actual and 2015 translated at current currency exchange rates

TUPPERWARE BRANDS CORPORATION
ADJUSTED EBITDA AND DEBT/ADJUSTED EBITDA*
(UNAUDITED)

	As of and for the four quarters ended
	December 26, 2015
Adjusted EBITDA:
Net income	$185.8
Add:
Depreciation and amortization	62.4
Gross interest expense	47.6
Provision for income taxes	74.1
Pretax non-cash re-engineering and impairment charges	13.5
Equity compensation	20.0
Deduct:
Gains on land sales, insurance recoveries, etc.	(13.7)
Total Adjusted EBITDA	$389.7

Consolidated total debt	$770.7
Divided by adjusted EBITDA	389.7
Debt to Adjusted EBITDA Ratio	1.98	a

* Amounts and calculations are based on the definitions and provisions of the Company's $600 million Credit Agreement dated September 11, 2013, as amended and restated ("Credit Agreement") and, where applicable, are based on the trailing four quarter amounts. "Adjusted EBITDA" is calculated as defined for "Consolidated EBITDA" in the Credit Agreement.
a There is a $28.3 million impact on adjusted EBITDA from the Venezuelan fixed asset impairment and bolivar devaluations occurring in the four quarters ended December 26, 2015 that increased the debt to adjusted EBITDA ratio by 0.13.